Exhibit (a)(40)

FOR IMMEDIATE RELEASE

April 13, 2007

	Media Contacts:	Tad Hutcheson
678.254.7442
tad.hutcheson@airtran.com
Investor Contacts:
Jennifer Shotwell		Judy Graham-Weaver
Or Alan Miller		678.254.7448
Innisfree M&A Incorporated		judy.graham-weaver@airtran.com
212.750.5833

FACTS AND SHAREHOLDERS DON’T MATTER AT MIDWEST

AirTran Calls Midwest’s Rejection of Recent Offer

Irresponsible and Company’s Growth Plan Delusional

ORLANDO, Fla., April 13, 2007 – AirTran Holdings, Inc. (NYSE: AAI), the parent company of AirTran Airways, today responded to Midwest’s rejection of AirTran’s enhanced offer and reiterated its commitment to its exchange offer for Midwest Air Group, Inc. (Amex: MEH), initially launched on January 11, 2007.

Joe Leonard, AirTran’s chairman and chief executive officer stated, “We are disappointed, but unfortunately not surprised, that the Board of Midwest rejected our materially enhanced offer of $15 per share. This kind of behavior flies in the face of good corporate governance and is clearly irresponsible, demonstrating that the Board is derelict in its fiduciary duty to the Midwest shareholders.”

As of yesterday’s closing price of AirTran’s stock, the airline’s current offer is worth $15.75 per Midwest share, a substantial premium to the $8.13 the stock was trading at just prior to the public announcement of AirTran’s offer.

“We have a difficult time believing their refusal to enter in discussions with us is based on price,” said Leonard. “What is even more incredible is that the Board’s rejection came after Midwest’s management announced the company will miss, by a substantial amount, its 2007 earnings projection put forth only a few short weeks ago. Midwest is just over 100 days into the year, and already lowering its earnings guidance. How can any truly independent Midwest director vote for management’s ‘standalone, go-it-alone’ plan that is already flawed and pass up, without even bothering to discuss with us, the value and certainty the AirTran offer provides?”

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“We had hoped that the Board would demonstrate its fiduciary duty by entering into discussions with AirTran to learn more about our offer, which provides shareholders greater value, employees more jobs and career opportunities, passengers increased service at low fares, and the Milwaukee community a stronger hub with greater economic opportunities. Instead the Board of Midwest has chosen to support management’s “Just Say No” policy, favoring the entrenchment of its long tenured executives over their obligations to their shareholders and other Midwest stakeholders.”

“Moreover, we have outlined a comprehensive plan that demonstrates how AirTran would generate greater service, economic growth and jobs in Milwaukee than the ‘stand-alone plan”—strategic rationale does not appear to be a factor.”

“Despite the Board’s rejection, we will move forward with our exchange offer and pursue the election of our three nominees to fill positions on the Midwest board of directors at the now rescheduled June 14 annual meeting of the Midwest shareholders. We have already received an outpouring of support from Midwest shareholders who see the compelling benefits of bringing these two airlines together to create a highly efficient airline with a broad national network, better positioned for success in an increasingly competitive environment, and we look forward to hearing their voices on June 14 when they will make known their desire to either continue on the current plan which has reaped no material growth or profits in five years or join with AirTran to create a formidable competitor that will bring greater value to shareholders, jobs to employees, and growth for the Milwaukee region,” concluded Leonard.

Midwest shareholders with questions about how to tender their shares may call AirTran’s Information Agent, Innisfree M&A Incorporated, toll-free at 877-456-3422. (Banks and Brokers may call collect at 212-750-5833).

AirTran Airways, a Fortune 1000 company and one of America’s largest low-fare airlines with more than 8,000 friendly, professional Crew Members, operates more than 700 daily flights to 56 destinations. The airline’s hub is at Hartsfield-Jackson Atlanta International Airport, where it is the second largest carrier. AirTran Airways’ aircraft features the fuel-efficient Boeing 737-700 and 717-200 to create America’s youngest all-Boeing fleet. The airline is also the first carrier to install XM Satellite Radio on a commercial aircraft and the only airline with Business Class and XM Satellite Radio on every flight. For reservations or more information, visit airtran.com (America Online Keyword: AirTran).

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Financial and Legal Information

This document relates, in part, to the offer (the “Offer”) by AirTran Holdings, Inc., (“AirTran”) through its wholly-owned subsidiary, Galena Acquisition Corp. (“Galena”), to exchange each issued and outstanding share of common stock and Series A Junior Participating Preferred Stock and associated rights of Midwest Air Group, Inc., a Wisconsin corporation (“Midwest”), (collectively the “Rights” and together, the “Midwest Shares”), for consideration consisting of a combination of cash and common stock, par value $0.001 per share (“AirTran Common Stock”), of AirTran having an aggregate value of $15.00 per share, comprised of $9.00 in cash and 0.5842 of a share of AirTran common stock.

The Offer currently is scheduled to expire at 12:00 Midnight, New York City time on May 16, 2007, unless extended. AirTran and Galena have expressly reserved the right, in their sole discretion, to extend the period of time during which the Offer will remain open. Any extension will be announced no later than 9:00 A.M., New York City time, on the next business day after the previously scheduled expiration date. This document does not constitute an offer to purchase or the solicitation of an offer to sell which is being made only pursuant to the Offer to Exchange and related Letter of Transmittal forming part of the registration statement referred to below. The information required to be disclosed by Exchange Act Rule 14d-6(d)(1) is contained in the Prospectus and is incorporated by reference. The Offer is not being made to and nor will tenders be accepted from or on behalf of holders of securities of Midwest Air Group, Inc. in any jurisdiction in which the making of the Offer or the acceptance thereof would not comply with the laws of such jurisdiction. In those jurisdictions in the United States where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of AirTran and Galena by Morgan Stanley & Co. Incorporated and Credit Suisse Securities (USA) LLC, or by one or more registered broker or dealers under the laws of such jurisdiction.

AirTran also has filed a Registration Statement (No. 333-139917) with the Securities and Exchange Commission on Form S-4 relating to the AirTran common stock to be issued to holders of Midwest shares in the offer (the “Registration Statement”). The terms and conditions of the Offer are set forth in the prospectus, which is a part of the registration statement (the “Prospectus”), and the related Letter of Transmittal, which also are exhibits to the Schedule TO.

AirTran has announced its intent to nominate Messrs. John Albertine, Jeffrey Erickson and Charles Kalmbach for election to the board of directors of Midwest. AirTran has filed a preliminary proxy statement with respect to the proposed transaction and/or nomination of persons for election to the board of directors of Midwest (the “Proxy Statement”). Investors and security holders are urged to read the Registration Statement and the Proxy Statement, as well as any other relevant documents filed with the SEC, and any amendments or supplements to those documents, because they contain or will contain important information.

Investors and security holders may obtain a free copy of the Registration Statement, the Schedule TO and the Proxy Statement and amendments and supplements to such respective documents at www.sec.gov. The Registration Statement, the Schedule TO and the Proxy Statement and such other documents and amendments and supplements to such respective documents may also be obtained free of charge from AirTran by directing such request to: Richard P. Magurno, Corporate Secretary, AirTran Holdings, Inc., 9955 AirTran Boulevard, Orlando, Florida 32827, or to the information agent for this offering: Innisfree M&A Incorporated, 501 Madison Avenue, New York, New York 10022.

AirTran and its wholly owned subsidiaries, Galena and AirTran New York, LLC and their respective directors and executive officers and each of Messrs. John Albertine, Jeffrey Erickson And Charles Kalmbach are participants in the solicitation of proxies from the shareholders of Midwest.

Information about the directors and executive officers of AirTran and their ownership of AirTran stock is set forth in the proxy statement for AirTran’s 2006 annual meeting of shareholders. Information about the directors and officers of Galena is set forth in Schedule II of the Offer to Exchange which is incorporated by reference in the Schedule TO, information with respect to the three nominees is set forth in Amendment No. 10 to the Schedule TO and, in each case, will be contained in the Proxy Statement to be mailed to the stockholders of Midwest. Investors may obtain additional information regarding the interests of such participants by reading the Proxy Statement.

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